EXHIBIT 99.1

[LOGO APPEARS HERE]


                                                news

AT THE COMPANY                     AT THE FINANCIAL RELATIONS BOARD
------------------                 ---------------------------------------------
James W. Christmas                 Marilynn Meek - General Info (212) 445-8451
Chairman and CEO                   Peter Seltzberg - Analyst Info (212) 445-8457
(713) 877-8006                     Suzie Pileggi- Media Info (212) 445-8170

FOR IMMEDIATE RELEASE:
----------------------
May 8, 2003

       KCS ENERGY, INC. REPORTS FIRST QUARTER NET INCOME OF $13.9 MILLION
       ------------------------------------------------------------------
                     Drilling Activity Continues to Ramp Up
                     --------------------------------------
                  Solid Cash Flow Drives Further Debt Reduction
                  ---------------------------------------------


HOUSTON, TX, May 8, 2003 -- KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the three months ended March 31, 2003.

Commenting on the quarter, KCS Chairman and Chief Executive Officer James W. Christmas said, "I am pleased to report that we are off to a strong start in 2003 with very solid earnings and cash flow for the quarter. We entered 2003 a much stronger company from both a financial and operational standpoint. Having executed on our 2002 strategies, we are well positioned to capitalize on the current natural gas and oil price environment and to build value through oil and gas reserve and production growth and continued debt reduction. We are off to an excellent start in our drilling program, having drilled 14 wells in the first quarter, of which 13 were successful.

We have since ramped up our drilling activity further and have increased our capital expenditure budget to $55 million, and anticipate drilling 25-30 wells in the second quarter. With production beginning to increase as a result of our successful drilling program and commodity prices remaining strong, the second quarter is off to a very good start. In addition, we recently sold emission credits for $4.7 million and continue to make great strides in reducing our debt. Since closing on our new $90 million credit facility on January 14, 2003, we have repaid $19.3 million of the $69.3 million initial borrowing."

Financial Highlights
($ thousands except per share)

                                          3 mos. 2003         3 mos. 2002
                                          --------------      -----------
Revenue                                   $    40,440         $    28,824
Operating Income                          $    18,941         $     5,422
Income Before Accounting Change           $    14,836         $     1,258
Net Income (Loss)                         $    13,902         $    (4,908)
Diluted Earnings (Loss) Per
   Share Before Accounting Change         $      0.36         $      0.03
Diluted Earnings (Loss) Per Share         $      0.34         $     (0.15)

Note: 2003 includes a non-cash charge of $0.9 million for the cumulative effect of an accounting change as a result of the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" and 2002 includes a non-cash charge of $6.2 million for the cumulative effect of an accounting change to the "units of production" method of amortizing oil and gas properties.

Revenue increased 40% to $40.4 million for the three months ended March 31, 2003 from $28.8 million for the same period a year ago. This was driven primarily by a 91% increase in average realized natural gas prices and a 61% increase in average realized oil and liquids prices, partially offset by a 27% decrease in production. The production declines were primarily due to the 2002 sales of non-core properties and expiration of the Company's remaining VPP's. Total operating costs and expenses decreased 8% to $21.5 million in the quarter and interest expense decreased 4% to $4.6 million. As a result, income before the cumulative effect of an accounting change was $14.8 million compared to $1.3 million for the first quarter of last year. As previously reported, the cumulative effect of an accounting change as a result of the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" was $0.9 million for the current three-month period. For the three months ended March 31, 2002, the cumulative effect of an accounting change to the units-of-production method of amortizing capitalized costs related to oil and gas properties was $6.2 million. Net income was $13.9 million for the three months ended March 31, 2003 compared to a net loss of $4.9 million for the three months ended March 31, 2002.

Operating Highlights
--------------------

"The combination of lower drilling and completion costs, high oil and gas prices and a substantial prospect inventory have provided a unique environment for KCS to take advantage of and create value for its shareholders," stated William N. Hahne, President and Chief Operating Officer.

For the quarter, KCS drilled fourteen wells with a 93% success rate and continues to ramp up its drilling activity. Highlights included:

o The commencement of a 20 well drilling program in the Sawyer Canyon Field in Sutton County, Texas. Four wells were drilled in the first quarter and eight wells have been completed year to date with average initial production rates of 360 Mcfpd per well (KCS WI = 92%). If the success of this phase of the drilling program continues, additional capital may be allocated for further development of this field during the second half of the year.

o Four wells were drilled and six workovers completed in the Elm Grove Field in Bossier Parish, north Louisiana. The Pilkington 5-3 (KCS WI = 100%),
     Pilkington 5-4 (KCS WI = 100%) and Womack 11-2 (KCS WI = 33%) were completed at initial rates of 2,100 Mcfpd, 2,300 Mcfpd and 1,840 Mcfpd respectively. The workover program yielded a combined rate of 3,000 Mcfpd of new production (KCS WI = 100%). Elm Grove Field net production has been increased from a 2002 average of 4,800 Mcfpd to 12,500 Mcfpd in April. Since the end of the quarter, two additional wells and one workover have been completed. The Roos 12 and Roos 13 (KCS WI = 100%) tested at initial rates of 1,800 and 3,000 Mcfpd respectively. The Company anticipates running two drilling rigs in the Elm Grove Field for the majority of 2003.

o KCS drilled its first well in a new Joaquin Field project, the Ellis Unit # 4 (KCS WI = 100%), which tested at initial rates of 2,000 and 2,300 Mcfpd from two of four completion intervals. This play is a development project to drill and commingle stacked Travis Peak sands in east Texas. The Company anticipates drilling 5-7 additional wells in this field in 2003.

o Early in the second quarter, the Prasek #1 (KCS WI = 57%) in the Dolan Field in Live Oak County, Texas was re-completed to a zone which tested at 6,400 Mcfpd. An offset location, the Prasek-Dolan Unit #1, has recently reached total depth and will be completed shortly. An additional development well will spud with the same rig in the second quarter.

o The KCS Cooley #11 (KCS WI = 50%) recently reached total depth and logged three apparently productive pay sands in the West Mission Valley Field in Goliad County, south Texas. This is the first of a four well development program in this field.

KCS currently has six rigs drilling, including one rig in Sutton County, Texas, two rigs in south Texas and three rigs in north Louisiana/ east Texas.

Working interest production averaged 84 Mmcfepd during the first quarter, which was consistent with the working interest production levels experienced during the fourth quarter of 2002. Recent production increases from the 2003 drilling program should start to impact reported volumes in the second quarter. The Company exited the first quarter with a field estimated production rate of approximately 89 Mmcfepd.

Hedging Program
---------------

The Company has entered into a series of transactions designed to limit exposure to downside price movements, yet participate in increasing prices. These transactions include a combination of purchased $4.25 per Mmbtu floors covering
0.9 Bcf for June to November 2003 and three-way  collars covering  approximately
2.9 Bcf of production for April through November 2003. These three way collars have an average floor price of $4.71 and allow the Company to retain all upside prices movements, except for the portion of realized prices between $5.79 and $6.27. In addition to these hedges, the Company has entered into fixed price sales contracts covering 0.7 Bcf at an average price of $5.17 for April through August and oil price swaps covering 15,000 barrels of oil at $31.06 for April. Commenting on the Company's hedging program, Harry Lee Stout, Senior Vice President, Marketing and Risk Management said "KCS continues to layer in additional hedges and fixed price sales contracts to ensure cash flow to support its drilling program while enabling the Company to participate in potential price increases."

The Company's 2003 hedge transactions are summarized in the following table.

                                                                         Average
                                  2003                Average           Equivalent
                  Type           Period            Daily Volume         NYMEX Price
                  ----           ------            ------------         -----------
Gas               Fixed          April-August        4.7 Mmcfpd         $5.17 (at point of sale)
                  Floors         June-Nov.           5.0 Mmcfpd         $4.25
                  3 Way          April-Nov.         11.9 Mmcfpd         $4.71-5.79/$6.27

Oil               Swap           April              500  Bopd           $31.06


2003 Outlook
------------
                                    Previous                    Revised
                                    --------                    -------
Production (Bcfe)
     WI                               31-35                      32-36
     Production Payment               (6.8) (a)                  (6.8)(a)

LOE ($MM)                             23-25                      24-26
G&A ($MM)                            7.8-8.5                    7.5-8.5
DD&A                                  42-46                      43-47
Interest Expense ($MM)                18-19                      17-18
Capital Expenditures ($MM)             50                         55

(a) The production committed to this production payment will continue to be reflected as amortization of deferred revenue at the weighted average net discounted price of approximately $4.05 per Mcfe.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

The following abbreviations are utilized herein:

WI - Working Interest
SEC PV-10 - Standardized  measure of discounted future net cash flows discounted at 10%.
Mcf - thousand cubic feet of natural gas Bcf - billion cubic feet of natural gas Bcfe - billion cubic feet of natural gas equivalent
Btu - British thermal unit,  which is the quantity of heat required to raise the temperature of one pound of water from 58.5 to 59.5 degrees Fahreheit. Mcfpd - thousand cubic feet of natural gas per day
Mmcfpd - million cubic feet of natural gas per day
Mmbtu - one million Btus
Mmcfepd - million cubic feet of natural gas equivalent per day
Bcpd - barrels of condensate per day
Bopd - barrels of oil per day

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

###

5555 San Felipe, Suite 1200, Houston, TX  77056

                            -Financial tables follow-

                                KCS Energy, Inc.
                           Condensed Income Statements

(Amounts in Thousands                                            Three Months Ended
Except Per Share Data)                                                 March 31,
                                                                 2003            2002
                                                               --------        --------
Oil and gas revenue                                            $ 39,647        $ 29,357
Other revenue, net                                                  793            (533)
---------------------------------------------------------------------------------------
Total revenue                                                    40,440          28,824
---------------------------------------------------------------------------------------

Operating costs and expenses
   Lease operating expenses                                       6,331           6,536
   Production taxes                                               2,293           1,323
   General and administrative expenses                            1,800           2,127
   Stock compensation                                               154             316
   Accretion of asset retirement obligation                         279              --
   Depreciation, depletion and amortization                      10,642          13,100
---------------------------------------------------------------------------------------
Total operating costs and expenses                               21,499          23,402
---------------------------------------------------------------------------------------

Operating income                                                 18,941           5,422
---------------------------------------------------------------------------------------
Interest and other income                                            27              70
Interest expense                                                 (4,614)         (4,830)
---------------------------------------------------------------------------------------
Income before income taxes                                       14,354             662
Federal and state income tax benefit                               (482)           (596)
---------------------------------------------------------------------------------------
Net income before cumulative effect of accounting change         14,836           1,258
Cumulative effect of accounting change                             (934)         (6,166)
---------------------------------------------------------------------------------------
Net income (loss)                                                13,902          (4,908)
---------------------------------------------------------------------------------------
Accretion and dividends on preferred stock                         (309)           (253)
---------------------------------------------------------------------------------------
Income (loss) available for common stockholders                $ 13,593        $ (5,161)
=======================================================================================
Earnings (loss) per share of common stock - basic
       Before cumulative effect of accounting change           $   0.38        $   0.03
       Cumulative effect of accounting change                     (0.02)          (0.18)
---------------------------------------------------------------------------------------
  Earnings (loss) per share of common stock - basic            $   0.36        $  (0.15)
=======================================================================================
Earnings (loss) per share of common stock - diluted
       Before cumulative effect of accounting change           $   0.36        $   0.03
       Cumulative effect of accounting change                     (0.02)          (0.18)
---------------------------------------------------------------------------------------
  Earnings (loss) per share of common stock - diluted          $   0.34        $  (0.15)
=======================================================================================
Average shares outstanding for computation
    of earnings per share
    Basic                                                        37,436          34,986
    Diluted                                                      41,120          34,986
=======================================================================================


                                KCS Energy, Inc.
                            Condensed Balance Sheets
                                                          March 31,      December 31,
(Thousands of Dollars)                                      2003             2002
                                                         ---------       -----------
Assets
------
Cash                                                     $   2,356        $   6,935
Trade accounts receivable, net                              27,601           16,863
Other current assets                                         2,285            3,396
Property, plant and equipment, net                         252,143          240,294
Deferred charges and other assets                            2,676              645
-----------------------------------------------------------------------------------
     Total assets                                        $ 287,061        $ 268,133
===================================================================================

Liabilities and stockholders' deficit
Accounts payable and accrued liabilities                 $  42,722        $  35,499
Accrued interest                                             2,813            8,174
Deferred revenue                                            58,359           66,582
Deferred credits and other liabilities                      12,361              961
Long-term debt                                             185,500          186,774
Preferred stock                                              9,101           12,859
Stockholders' deficit                                      (23,795)         (42,716)
-----------------------------------------------------------------------------------
     Total liabilities and stockholders' deficit         $ 287,061        $ 268,133
===================================================================================


                        Condensed Statements of Cash Flow

                                                                  Three Months Ended
                                                                       March 31,
                                                                 2003            2002
                                                               --------        --------
Net income (loss)                                              $ 13,902        $ (4,908)
DD&A                                                             10,642          13,100
Amortization of deferred revenue                                 (8,223)        (13,002)
Other non-cash charges and credits, net                           2,273           7,121
---------------------------------------------------------------------------------------
                                                                 18,594           2,311
Net changes in assets and liabilities                            (8,511)        (12,760)
---------------------------------------------------------------------------------------
     Net cash provided by (used in) operating activities         10,083         (10,449)
---------------------------------------------------------------------------------------
Cash flow from investing activities:
Investment in oil and gas properties, net                       (10,975)        (15,243)
Other capital expenditures, net                                    (225)            (54)
---------------------------------------------------------------------------------------
     Net cash used in investing activities                      (11,200)        (15,297)
---------------------------------------------------------------------------------------
Cash flow from financing activities:
Net increase (decrease) in debt                                  (1,274)          3,546
Other financing activities                                       (2,188)           (221)
---------------------------------------------------------------------------------------
     Cash flow used by financing activities                      (3,462)          3,325
---------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                          $ (4,579)       $(22,421)
=======================================================================================


                                 KCS Energy, Inc.
                                Supplemental Data

                                         Three Months Ended
                                              March 31,
                                          2003         2002
                                         ------       ------
Production data:
  Natural gas (MMcf)                      5,975        8,312
  Oil (Mbbl)                                215          269
  Liquids (Mbbl)                             48           71

     Summary (MMcfe):
         Working Interest                 7,552        9,469
         VPP                                 --          879
                                         ------       ------

                Total                     7,552       10,348

Other data:
Average realized prices *
  Gas (per Mcf)                          $ 5.51       $ 2.88
  Oil (per bbl)                          $27.48       $17.70
  Liquids (per bbl)                      $17.27       $ 9.03
  Total (per Mcfe)                       $ 5.25       $ 2.84

* Includes the effects of hedging